UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Nortel Networks Corporation
(Exact Name of Registrant as Specified in Its Charter)

CANADA	3661	98-0535482

(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
Incorporation or Organization)	Classification Code Number)
195 The West Mall
Toronto, Ontario, Canada M9C 5K1
(905) 863-7000
(Address of Principal Executive Offices)
Nortel 2005 Stock Incentive Plan, As Amended and Restated
Nortel U.S. Stock Purchase Plan, As Amended and Restated
Nortel Global Stock Purchase Plan, As Amended and Restated
Nortel Stock Purchase Plan for Members of the Savings and Retirement Program,
As Amended
(Full Title of the Plans)
CT Corporation
111 8th Avenue
New York, NY 10011
(212) 894-8940
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)
The Commission is requested to send copies of all communications to:

Mary E. Alcock	Gordon A. Davies
Cleary Gottlieb Steen & Hamilton LLP	Deputy General Counsel and Corporate Secretary
One Liberty Plaza	Nortel Networks Corporation
New York, New York 10006	195 The West Mall
(212) 225-2998	Toronto, Ontario, Canada M9C 5K1
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Amount	Proposed Maximum	Proposed Maximum	Amount of
	Title of Securities	to be	Offering Price Per	Aggregate Offering	Registration
Name of Plan	to be Registered (2)	Registered (1)	Share (3)	Price	Fee (3)
Nortel 2005 Stock Incentive Plan, As Amended and Restated	Nortel Networks Corporation Common Shares	14,000,000 Shares	$9.58	$134,120,000	$5,270.91
Nortel U.S. Stock Purchase Plan, As Amended and Restated; Nortel Global Stock Purchase Plan, As Amended and Restated; and Nortel Stock Purchase Plan for Members of the Savings and Retirement Program, As Amended	Nortel Networks Corporation Common Shares	5,500,000 Shares (4)	$9.58	$52,690,000	$2,070.72
TOTAL		19,500,000 Shares	$9.58	$186,810,000	$7,341.63

(1)	Consists of common shares (the “Shares”) of Nortel Networks Corporation (the “Registrant”) to be made available pursuant to the Nortel 2005 Stock Incentive Plan, As Amended and Restated, the Nortel U.S. Stock Purchase Plan, As Amended and Restated, the Nortel Global Stock Purchase Plan, As Amended and Restated, and the Nortel Stock Purchase Plan for Members of the Savings and Retirement Program, As Amended (collectively, the “Plans”), as applicable. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable amount of additional shares as may be offered as a result of the operation of the Plans’ provisions as may be required in the event of a stock split, stock dividend, recapitalization or other similar adjustments in the outstanding Shares of the Registrant.

(2)	Includes the rights (the “Rights”) attached to each Share pursuant to the Amended and Restated Shareholder Rights Plan Agreement dated as of February 28, 2006. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates representing the Shares and may be transferred only together with the Shares.

(3)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the average of the high and low prices per Share of the Registrant as reported on the New York Stock Exchange on June 19, 2008.

(4)	Any Shares purchased under any one of the Nortel U.S. Stock Purchase Plan, As Amended and Restated, the Nortel Global Stock Purchase Plan, As Amended and Restated, or the Nortel Stock Purchase Plan for Members of the Savings and Retirement Program, As Amended, reduces on a share-for-share basis the number of Shares available for subsequent purchase under the other two foregoing Plans.

TABLE OF CONTENTS

PART I INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption From Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX
Opinion of Gordon A. Davies
Consent of Deloitte & Touche LLP
Consent of KPMG LLP
Consent of Gordon A. Davies

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information.
     Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which previously have been filed by Nortel Networks Corporation (the “Corporation” or “Registrant”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:
     (a) The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on February 27, 2008;
     (b) The Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, filed with the Commission on
May 2, 2008;
     (c) The Corporation’s Current Reports on Form 8-K, filed with the Commission on February 26, 2008, February 27, 2008, May 2, 2008, May 21, 2008, May 22, 2008, May 28, 2008 and June 11, 2008;
     (d) The description of the Shares and the Rights attached to each Share contained in the Corporation’s registration statement on Form 8-A filed with the Commission on April 28, 2000, as amended by Form 8-A/A filed with the Commission on May 1, 2000, Form 8-A/A filed with the Commission on April 25, 2003 and Form 8-A/A filed with the Commission on June 29, 2006; and
     (e) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the registration document referred to in (a) above.
     All reports and other documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the common shares offered hereby under the Nortel 2005 Stock Incentive Plan, As Amended and Restated, will be passed upon for us by Gordon A. Davies, Deputy General Counsel and Corporate Secretary of the Registrant. Mr. Davies is a full time employee of the Registrant and is eligible to participate in certain of the Plans and receive Shares thereunder. Mr. Davies currently beneficially owns less than 1% of our outstanding Shares.
Item 6. Indemnification of Directors and Officers.
     The Canada Business Corporations Act (the “Act”) provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity where the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. Where such an individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and the individual fulfills the conditions above, such individual is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity.
     By-law No. 1 of the Registrant, approved by the Board of Directors on February 22, 2001 and confirmed by the shareholders of the Registrant on April 26, 2001 reads, in part, as follows:
     “SECTION 9.2 INDEMNITY
Subject to the limitations contained in the Act, the corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, or a person who undertakes or has undertaken any liability on behalf of the corporation or any such body corporate, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by that person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the corporation or such body corporate, if:
(a)	such person acted honestly and in good faith with a view to the best interests of the corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his or her conduct was lawful.
The corporation shall indemnify any person referred to above who fulfills the conditions contained in (a) and (b) above and who has been substantially successful on the merits in the defense of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of his or her being or having been a director or officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by such person in connection with the defense of such action or proceeding.
The corporation may also indemnify such persons in such other circumstances as the Act or other applicable law permits or requires. Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law. The corporation is hereby authorized to execute agreements evidencing its indemnity in favour of the foregoing persons to the full extent permitted by law.
     SECTION 9.3 INSURANCE
To the extent permitted by the Act and other applicable law, the corporation may purchase and maintain insurance for the benefit of any person referred to in Section 9.2 against such liability as the board of directors may determine.”
     The Act also provides specifically for the purchase and maintenance of insurance by a corporation for the benefit of a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity against liability incurred as such. The Registrant maintains group liability insurance for the directors and officers of the Registrant and its subsidiaries.
     Pursuant to indemnification agreements entered into between the Registrant and each non-employee director, the Registrant has agreed to indemnify and reimburse each such director for any injury, losses, liabilities, damages, charges, costs, expenses, fines or settlement amount reasonably incurred by such director, including reasonable legal and other professional fees, (i) in connection with a claim, action, suit, application, litigation, charge, complaint, prosecution, assessment, reassessment, investigation, inquiry, hearing or other proceeding of any nature or kind whatsoever, whether civil, criminal, administrative or otherwise, made, asserted against or affecting such director or in which such director is required by law to participate or in which such director participates as the request of the Registrant or in which such director chooses to participate, if it relates to, arises from, or is based on such individual’s service as a director or officer of the Registrant or service as a director or officer of another entity at the request of the Registrant or (ii) otherwise related to, arising from or based on such individual’s service as a director or officer of the Registrant or service as a director or officer of another entity at the request of the Registrant, except if such indemnification or reimbursement would be prohibited by the Act or any other applicable law.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):
4.1	Restated Certificate and Articles of Incorporation of Nortel Networks Corporation dated October 1, 2000, amended and restated on November 9, 2006 (incorporated by reference to Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006).

4.2	By-law No. 1 of Nortel Networks Corporation dated February 22, 2001 (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K dated March 13, 2001).

4.3	Amended and Restated Shareholder Rights Plan Agreement, dated as of February 28, 2006, between the Corporation and Computershare Trust Company of Canada, as Rights Agent, which includes the Form of Rights Certificate as Exhibit A thereto (incorporated by reference to Exhibit 3 to the Registrant’s Registration Statement on Form 8-A/A filed on June 29, 2006).

4.4	Nortel 2005 Stock Incentive Plan, As Amended and Restated.

4.5	Nortel U.S. Stock Purchase Plan, As Amended and Restated.

4.6	Nortel Global Stock Purchase Plan, As Amended and Restated.

4.7	Nortel Stock Purchase Plan for Members of the Savings and Retirement Program, As Amended.

5.1	Opinion of Gordon A. Davies, Deputy General Counsel and Corporate Secretary of the Registrant, regarding the validity of certain of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Gordon A. Davies, Deputy General Counsel and Corporate Secretary of the Registrant (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereof).
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on the 24th day of June, 2008.

NORTEL NETWORKS CORPORATION
By:	/s/ Mike S. Zafirovski
MIKE S. ZAFIROVSKI
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the 24th day of June, 2008.

Signature	Title
Principal Executive Officer

/s/ Mike S. Zafirovski (MIKE S. ZAFIROVSKI)	President and Chief Executive Officer, and a Director

Principal Financial Officer

/s/ Paviter S. Binning (PAVITER S. BINNING)	Executive Vice-President and Chief Financial Officer

Principal Accounting Officer

/s/ Paul W. Karr (PAUL W. KARR)	Controller

Authorized Representative in the United States:

NORTEL NETWORKS INC.

/s/ Lynn C. Egan

Name:	LYNN C. EGAN
Title:	Assistant Secretary

Power of Attorney
     Each person whose signature appears below constitutes and appoints each of Gordon A. Davies and Tracy Connelly McGilley, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the 24th day of June, 2008.
Directors:

/s/ J.H. Bennett	/s/ R.D. McCormick

(J. H. BENNETT)	(R.D. McCORMICK)

/s/ M. Bischoff	/s/ C. Mongeau

(M. BISCHOFF)	(C. MONGEAU)

/s/ J.B. Hunt, Jr.	/s/ H.J. Pearce

(J.B. HUNT, JR.)	(H.J. PEARCE)

/s/ K.M. Johnson	/s/ J.D. Watson

(K.M. JOHNSON)	(J.D. WATSON)

/s/ J.A. MacNaughton	/s/ M.S. Zafirovski

(J.A. MacNAUGHTON)	(M.S. ZAFIROVSKI)

/s/ J.P. Manley (J.P. MANLEY)

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Restated Certificate and Articles of Incorporation of Nortel Networks Corporation dated October 1, 2000, amended and restated on November 9, 2006.	Incorporated by reference to Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006.

4.2	By-law No. 1 of Nortel Networks Corporation dated February 22, 2001.	Incorporated by reference to Exhibit 3.2 to Registrant’s Annual Report on Form 10-K dated March 13, 2001.

4.3	Amended and Restated Shareholder Rights Plan Agreement, dated as of February 28, 2006, between the Corporation and Computershare Trust Company of Canada, as Rights Agent, which includes the Form of Rights Certificate as Exhibit A thereto.	Incorporated by reference to Exhibit 3 to the Registrant’s Registration Statement on Form 8-A/A filed on June 29, 2006.

4.4	Nortel 2005 Stock Incentive Plan, As Amended and Restated.	Incorporated by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2008.

4.5	Nortel U.S. Stock Purchase Plan, As Amended and Restated.	Incorporated by reference to Exhibit 10.4 to Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2008.

4.6	Nortel Global Stock Purchase Plan, As Amended and Restated.	Incorporated by reference to Exhibit 10.5 to Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2008.

4.7	Nortel Stock Purchase Plan for Members of the Savings and Retirement Program, As Amended.	Incorporated by reference to Exhibit 10.6 to Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2008.

5.1	Opinion of Gordon A. Davies, Deputy General Counsel and Corporate Secretary of the Registrant, regarding the validity of certain of the securities being registered.	Filed herewith.

23.1	Consent of Deloitte & Touche LLP.	Filed herewith.

23.2	Consent of KPMG LLP.	Filed herewith.

23.3	Consent of Gordon A. Davies, Deputy General Counsel and Corporate Secretary of the Registrant.	Included in Exhibit 5.1.

24.1	Power of Attorney.	Included on signature page hereof.